UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31770	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Rio Vista Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On April 4, 2008, Digital Lightwave, Inc. (the “Company”) and Optel Capital, LLC (“Optel”) entered into a Credit and Restructuring Agreement (the “Credit Agreement”) pursuant to which (a) the Company’s existing indebtedness owed to Optel, consisting of approximately $28.0 million of principal, that bore interest at 10% per annum, and accrued interest thereon of approximately $7.7 million, all of which was due and payable upon demand by Optel, was restructured and (b) Optel agreed to make a $2.5 million revolving credit facility available to the Company. Optel is controlled by Dr. Bryan J. Zwan, the Company’s largest stockholder and chairman of the board of directors. The Credit Agreement was approved by the Company’s board of directors upon the unanimous recommendation of a special committee of the board comprised solely of independent directors.

Pursuant to the Credit Agreement, the restructured indebtedness is evidenced by a new secured convertible promissory note in the principal amount of approximately $35.7 million (the “Restated Note”), and the revolving credit facility is evidenced by an additional secured convertible promissory note in the principal amount of $2.5 million (the “New Commitment Note” and, together with the Restated Note, the “Notes”). The Notes bear interest at a rate equal to London Interbank Offered Rate plus 1.0% per annum and are secured by substantially all the Company’s assets pursuant to an amended and restated security agreement (the “Security Agreement”). Each of the Notes requires quarterly payments of interest commencing on June 30, 2008, and matures on March 31, 2010.

All the indebtedness evidenced by the Notes is convertible into common stock of the Company at the option of Optel at any time following approval of the conversion feature by the disinterested stockholders (as described below) at a conversion price based on the average trading price of the stock during the five-day period preceding the date of any conversion. The Company and Optel have made it a condition to the indebtedness evidenced by the Notes becoming convertible, that the conversion feature be approved by the holders of a majority of the outstanding shares of common stock of the Company who are not affiliated with Optel or any of its affiliates at the Company’s 2009 annual meeting of stockholders. If such holders do not approve the conversion feature, the outstanding debt and accrued interest would immediately become due and payable in full upon demand by Optel at any time after the stockholders’ meeting.

Pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) entered into in connection with the Credit Agreement, the Company has agreed to file, upon written demand by Optel, a registration statement covering the resale by Optel of the shares of common stock issuable upon conversion of the Notes.

The Credit Agreement, the Notes, the Security Agreement, and the Registration Rights Agreement are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Credit and Restructuring Agreement dated April 4, 2008, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.2	Secured Convertible Promissory Note (Restated Note) dated April 4, 2008, issued by Digital Lightwave, Inc. to Optel Capital, LLC.

10.3	Secured Convertible Promissory Note (New Commitment Loans) dated April 4, 2008, issued by Digital Lightwave, Inc. to Optel Capital, LLC.

10.4	Amended and Restated Security Agreement dated April 4, 2008, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.5	Registration Rights Agreement dated April 4, 2008, between Digital Lightwave, Inc. and Optel Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: April 10, 2008	By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit and Restructuring Agreement dated April 4, 2008, between the Digital Lightwave, Inc. and Optel Capital, LLC.

10.2	Secured Convertible Promissory Noted (Restated Note) dated April 4, 2008, issued by the Digital Lightwave, Inc. to Optel Capital, LLC.

10.3	Secured Convertible Promissory Note (New Commitment Loans) dated April 4, 2008, issued by Digital Lightwave, Inc. to Optel Capital, LLC.

10.4	Amended and Restated Security Agreement dated April 4, 2008, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.5	Registration Rights Agreement dated April 4, 2008, between Digital Lightwave, Inc. and Optel Capital, LLC.